Exhibit 99.1

         First Consulting Group President Steve Heck Resigns


    LONG BEACH, Calif.--(BUSINESS WIRE)--Nov. 14, 2006--First Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting, and systems implementation and integration to the health-related industries, today announced the resignation of Steven Heck as President of the Company and as a member of its board of directors, effective immediately. Larry Ferguson, Chief Executive Officer, said, "We thank Steve for his many contributions to the Company and we wish him well." The Company indicated that Mr. Heck is leaving to pursue other interests.

    About FCG

    First Consulting Group (FCG) is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore resources, FCG provides low cost, high quality services to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.


    CONTACT: First Consulting Group, Inc.
             Larry Ferguson, CEO, 562-624-5220
             Thomas Reep, VP Investor Relations, 562-624-5250